CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176233, 333-162957, 333-142588, and 333-128304) of The Middleby Corporation of our report dated May 30, 2012 relating to the consolidated financial statements of Viking Range Corporation as of and for the year ended December 31, 2011, which appears in this Form 8-K/A as Exhibit 99.1.
/s/ Horne LLP
Ridgeland, Mississippi
February 27, 2013